Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 of Ness Technologies, Inc. of our report dated April 22, 2004 relating to the financial statements of Ness Technologies (India) Limited (formerly known as Apar Technologies Limited), a wholly-owned subsidiary of Apar Holding Corp., which appear in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ RSM & Co.

Mumbai, India

November 10, 2004